Exhibit 99.1

Contact:	Susan E. Moss
Vice President, Communications
(502) 596-7296

KINDRED HEALTHCARE APPOINTS JEFFREY P. WINTER

AS PRESIDENT OF ITS HOSPITAL DIVISION

LOUISVILLE, Ky. (October 6, 2010) – Kindred Healthcare, Inc. (the “Company”) (NYSE: KND) today announced the appointment of Jeffrey P. Winter as Executive Vice President and President of its Hospital Division effective November 1, 2010. Mr. Winter will be a member of the Company’s Executive Committee.

Mr. Winter succeeds Benjamin A. Breier as President of the Company’s Hospital Division. Mr. Breier became the Company’s Chief Operating Officer effective August 31, 2010.

Mr. Winter has most recently served as Chief Administrative Officer of Providence Health and Services, California Region which operates five large hospitals, outpatient and long-term care services with revenues of $1.5 billion with over 9,000 employees. Prior to joining Providence in 2009, Mr. Winter was with Catholic Healthcare West for ten years, most recently as President of Group Operations, where he was responsible for the oversight and operation of 14 acute-care hospitals throughout Northern and Southern California. Prior to joining Catholic Healthcare West, Mr. Winter spent ten years in various management capacities with the Hospital Corporation of America.

“We are pleased that Jeff will be joining the Kindred team,” said Paul J. Diaz, President and Chief Executive Officer of the Company. “Jeff brings a broad range of experience as a healthcare executive and has demonstrated the ability to create and manage successful multi-site operations in very competitive healthcare markets. His leadership and operational skills will be a great addition to our senior management team and will help us continue to grow our hospital operations as we look to better integrate our services with both acute care providers and commercial payers.”

About Kindred Healthcare

Kindred Healthcare, Inc., a top-200 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of over $4.2 billion and approximately 53,500 employees in 40 states. At June 30, 2010, Kindred through its subsidiaries provided healthcare services in 633 locations, including 83 long-term acute care hospitals, 223 nursing and rehabilitation centers and a contract rehabilitation services business, Peoplefirst rehabilitation services, which served 327 non-affiliated facilities. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies in 2009 and 2010, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com.

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